UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EMS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

MMI INVESTMENTS, L.P. MMI PLUS, L.P. MCM CAPITAL MANAGEMENT, LLC CLAY B. LIFFLANDER JEROME J. LANDE THEODORE E. MARTIN SAMME L. THOMPSON CARROLL R. WETZEL, JR.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MMI Investments, L.P., together with the other Participants named herein (collectively, “MMI Investments”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders (the “Annual Meeting”) of EMS Technologies, Inc., a Georgia corporation (the “Company”).  MMI Investments has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1.  Press Release dated May 2, 2011:

MMI Investments, L.P. Delivers Letter to EMS Board Recommending
Proper Sale Strategy and Questioning Postponement of Annual Meeting

NEW YORK, May 2, 2011 /PRNewswire/ -- MMI Investments, L.P. today announced that it has delivered a letter to the Board of Directors of EMS Technologies, Inc. (NASDAQ:ELMG - News) urging the Board to take certain steps in furtherance of the Company’s strategic alternatives review and questioning the postponement of the Company’s 2011 annual meeting of shareholders from May 12, 2011 to June 30, 2011.

The full text of the letter follows:

May 2, 2011

The Board of Directors
c/o William S. Jacobs, Secretary
EMS Technologies, Inc.
660 Engineering Drive
Norcross, Georgia 30092

Dear Members of the Board:

We are writing to you regarding the recent announcement by EMS Technologies, Inc. (“EMS” or the “Company”) that it has determined to initiate a formal process to explore strategic alternatives and postponed the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) from May 12, 2011 until June 30, 2011.  It has been seven months since we first publicly demanded that EMS undertake a strategic alternatives review process in order to maximize shareholder value.  While we do not understand why it took the Board seven months and significant expense defending our election challenge over such issues (particularly given the repeated outreach to EMS by interested, qualified acquirers over many years), we are nonetheless pleased that the Board has finally reached the same conclusion.

Still we have significant concerns regarding the substance and timing of the Board’s announcement.  The EMS Board’s weak track record in M&A does not give us much confidence in its ability to effectively oversee the sale process in a manner that will yield the best possible results for EMS shareholders.  Moreover, we do not believe postponing the Annual Meeting in order to allow EMS to conduct and complete the sale process was necessary or appropriate.  Proceeding with the Annual Meeting as originally scheduled would not have interfered with the sales process and both could have been conducted on parallel paths.  We also note that the Annual Meeting was postponed to the latest possible date before EMS would have to defend in court any action by a shareholder to compel an annual meeting.  We therefore question whether the postponement of the Annual Meeting under these circumstances was simply a tactic intended to entrench the Board.

Nevertheless, in the spirit of managing the sale process for success rather than convenience, we would expect the Board to implement the following procedures in conducting the process:

1)  Establishment of a special committee of the Board to oversee the daily/weekly progress on behalf of shareholders, such committee to exclude insiders and be comprised of those Board members most qualified in the area of M&A;

2)  Preparation of a detailed confidential memorandum describing EMS’s businesses in depth, and providing the necessary information and tax analysis to allow buyers to bid for all or part of the Company.  This is particularly important given the complexity of EMS’s businesses and technologies;

3)  Outreach to parties that have expressed interest in all or part of EMS as well as solicitation of prospective buyers that would make logical sense but have not yet contacted EMS or its advisors;

4)  Preparation of a fully stocked physical or virtual data room to allow for complete due diligence by interested parties; and

5)  Adherence to a timeframe designed to allow bidders ample time to review all relevant information and present a fully financed, non-contingent bid.

We believe a well-run, broad and comprehensive sale process conducted under the guidelines set forth above has the potential to maximize shareholder value, in turn producing a stock price well above current levels.  That is why we nominated a slate of director candidates with significant career experience in the fields of investment banking and M&A, who in our view are far more likely than the incumbent Board to successfully manage this process.  We are therefore hopeful that the Board will adopt our suggested strategy for conducting the process and that the Board understands that we intend to hold each director accountable for a failed process.

Sincerely,

Clay Lifflander

Cc: Kevin Brunner, BofA Merrill Lynch

Item 2.  Reuters article dated May 2, 2011:

EMS Technologies pressured by activist to speed up sale

* MMI calls for creation of special committee to run sale

* MMI cites EMS’s weak track record in deals

* Activist demands preparation of detailed analysis of EMS

By Nadia Damouni

NEW YORK, May 2 (Reuters) - Activist investor MMI Investments LP has demanded EMS Technologies speed up the sale of the wireless-communications products maker, and hire an independent special committee to run the process, according to a letter obtained by Reuters.

EMS announced strategic alternatives on April 19 after months of pressure by New York-based hedge fund MMI, which owns a 7.8 percent stake in the company. EMS said it had received enquiries from potential buyers.

In March, the activist nominated a slate of four directors to the board at EMS’ next annual shareholders’ meeting.

Norcross, GA-based EMS, which has a market capitalization of $387 million, said the same day it announced strategic alternatives that it would also be postponing its annual shareholders’ meeting to June 30, 2011 from May 12.

In MMI’s most recent letter to the company sent on Sunday, the fund criticized the current board’s ability to manage its sales process given their “weak track record in M&A” and questioned the motivation behind postponing the annual meeting.

MMI also made several requests including the formation of an independent special committee to oversee the process; preparation of a detailed memorandum describing EMS’s businesses such as a tax analysis to allow buyers to bid for all or part of the company; and the creation of a virtual data room to allow parties to complete due diligence.

“While we do not understand why it took the board seven months and significant expenses defending our election challenge over such issues, we are nonetheless pleased that the board has finally reached the same conclusion,” MMI manager Clay Lifflander said in the letter dated May 2.

Analysts have said EMS could fetch 9 to 10 times EBITDA in the event of a sale, with a possible share price valuation of $30. EMS stock closed on Friday at $25.26.

EMS has four segments catering to the aviation, defense, global tracking and logistics markets.

Comtech Telecommunications Corp could be among the shortlist of possible buyers for the entire company, analysts have said.

The company’s aviation business, which makes satellite aircraft communication products, could be attractive to companies like Rockwell Collins Inc, Honeywell International Inc, L3 and Northrup Grummen, according to analysts.

The LXE division, known for its hand-held and wearable computers for the logistics market, is more likely to be purchased by companies such as Motorola (MMI.N) (MSI.N), Intermap Technologies Corp or Honeywell, analysts have said.

An EMS spokeswoman was unavailable for comment.

Bank of America Merrill Lynch is advising EMS in its sale process, alongside King & Spalding LLP and Kirkland & Ellis LLP as legal counsel. (Reporting by Nadia Damouni; Editing by Dhara Ranasinghe)